Exhibit 99.1

Contact: Kevin C. O’Boyle EVP & Chief Financial Officer NuVasive, Inc. 858-909-1800 investorrelations@nuvasive.com	Investors: Stephanie Carrington/Nick Laudico The Ruth Group 646-536-7017/7030 scarrington@theruthgroup.com nlaudico@theruthgroup.com

NUVASIVE REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS

– Reiterates Full Year 2005 Revenue Guidance of $61 Million to $62 Million –

Third Quarter Highlights:

•	Generated revenues of $15.1 million - up 48.6% year-over-year

•	Gross profit increased to $11.8 million - up 56.5% year-over-year

•	Gross margin was 78.2% - up 400 basis points year-over-year

•	Surgeons trained on MAS™ Platform totaled 99 – up 59.7% year-over-year

•	Sales force exclusivity increased to 30%, up from 21% from the prior quarter

•	Launched five new products within MAS Platform for a total of nine in 2005

•	Acquired NeoDisc™ cervical disc replacement device

•	Acquired dynamic stabilization technology and launched first product as ExtenSure™

SAN DIEGO, October 27, 2005 – NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced today third quarter financial results for the period ended September 30, 2005.

The Company reported third quarter revenues of $15.1 million, a 48.6% increase over the $10.2 million for the third quarter of 2004 and consistent with the $15.0 million for the second quarter of 2005. Maximum Access Surgery (MAS) revenues for the third quarter of 2005 were $11.7 million compared to $8.0 million for the third quarter of 2004 and $12.6 million for the second quarter of 2005.

Gross profit for the third quarter of 2005 was $11.8 million with a gross margin of 78.2%, compared with a gross profit of $7.6 million with a gross margin of 74.2% in the third quarter of 2004. For the second quarter of 2005, gross profit was $11.9 million with a gross margin of 78.9%.

The continued strong gross margin for the third quarter of 2005 was due primarily to the revenue mix of 77% MAS revenues and 23% classic fusion revenues and to the mix of products within MAS, specifically NeuroVision® and MaXcess® disposables and specialized implants. MAS products generally have a higher margin than classic fusion products; however, due to the introduction of new products within classic fusion, this category is increasingly composed of higher margin products such as our cervical plate, SmartPlate® Gradient CLP™.

Total operating expenses for the third quarter of 2005 were $30.6 million, compared with $10.6 million in the third quarter of 2004 and $16.3 million in the second quarter of 2005. The quarter-over-quarter and year-over-year increases are due primarily to (i) in-process research and development costs of $12.9 million incurred in the third quarter of 2005 related to acquisition activity, (ii) additional sales and marketing expenses related to the Company’s program to transition its sales force toward exclusivity; and (iii) continued investment in the Company’s next generation MAS products, accelerated surgeon and sales representative training, and marketing and trade show related costs. Operating expenses on a non-GAAP basis for the third quarter of 2005 were $16.9 million, compared with $9.3 million in the third quarter of 2004 and $15.0 million in the second quarter of 2005.

On a GAAP basis for the three-month period ended September 30, 2005, the Company reported a net loss of $18.5 million or $0.74 per share. On a non-GAAP basis, third quarter net loss, was $4.8 million, or $0.19 per share. Non-GAAP net loss consists of GAAP net loss excluding, amortization of acquired intangible assets, stock-based compensation, and in-process research and development charges.

Cash, cash equivalents and short-term investments were $25.0 million at September 30, 2005.

New Products

During the third quarter of 2005, NuVasive launched a total of five new products, completing the Company’s planned launch of nine new products in 2005. The five products launched in the third quarter included:

•	MaXcess II - an enhancement of the Company’s current MaXcess system, with the addition of several features to allow for greater access to the spine, including superior and inferior blades that “kick-out” at an angle to spread the tissue closest to the pathology point. MaXcess II also incorporates the Company’s NeuroVision nerve avoidance technology within the posterior retraction blade, allowing surgeons to dynamically test for surrounding nerves during the entire procedure;

•

The CoRoent™ Large Contoured Implant and CoRoent XLR - designed to allow for simplicity of surgeon placement and proper anatomical fit in the spine. These products are complementary to the CoRoent system designed in response to the demand from spine surgeons for implants with superior anatomical fit that are simple to position and align;

•	NeuroVision software upgrade / harness and dual electrodes – incorporates a new graphical user interface that allows for greater ease of use by the surgical staff and improved surface electrodes that relay muscle activity to the NeuroVision nerve monitoring system; and

•	ExtenSure - an interspinous dynamic stabilization and fusion system allowing decompression through a more natural restoration of the spinal anatomy. ExtenSure’s primary indication is for lumbar spinal stenosis.

The four additional products launched in the first half of 2005 include the SpheRx® Dual Ball Rod (DBR™) Minimally Disruptive Fixation System, SmartPlate Gradient CLP, Insulated Pedicle Access System (I-PAS™) and CoRoent Large Tapered.

During the third quarter, the Company acquired technology and assets from Pearsalls Limited, including a cervical disc replacement device called NeoDisc. NeoDisc is an investigational device offering NuVasive a first to U.S. market potential with a nucleus-like device designed to preserve motion in the cervical region of the spine and fill the gap between pre-surgical treatment and Total Disc Replacement (TDR) or spine fusion. NuVasive believes NeoDisc could be attractive for use in broad indications and pathologies because it is easily revisable and is intended to involve a relatively simple surgical placement procedure. The Company also acquired assets and technology from Riverbend Design LLC useful in the development of dynamic stabilization products. The Company launched its first product using this technology, ExtenSure, during the quarter.

Alexis V. Lukianov, Chairman and Chief Executive Officer, said, “Our revenues for the third quarter were in line with our expectations and we remain on track to meet our previously stated 2005 full year revenue target in the range of $61 million to $62 million. The initiative to establish an exclusive sales force, including both independent and direct sales agents, continues on track. At the end of the third quarter, 30% of our sales force was exclusive to NuVasive, up from 21% at the end of the second quarter.”

Mr. Lukianov continued, “We are particularly pleased with the five new products launched during the quarter, including ExtenSure from the Riverbend acquisition. Our acquisition of the NeoDisc investigational device yielded an IDE application on October 21, 2005 and we look forward to formalizing the criteria for the anticipated clinical study. It is our continuing ability to introduce innovative products that places NuVasive at the forefront of providing surgeons with the latest minimally disruptive spine surgery technology.”

Non-GAAP Information

Management uses certain non-GAAP financial measures, such as non-GAAP gross profit, non-GAAP operating expenses, non-GAAP net loss and non-GAAP net loss per share, which exclude the following charges: (i) stock based compensation, (ii) charges directly related to acquisition transactions such as in-process research and development, amortization of the acquired technology assets and certain other non-recurring internal costs incurred as a result of the transaction, and (iii) certain other amounts related to non-recurring events. Management has determined that such costs should not be considered in evaluating the continuing operations of the Company because management believes they are not indicative of the ongoing business operations. Therefore, management calculates the non-GAAP financial measures provided in this earnings release excluding these costs and uses these non-GAAP financial measures to enable it to analyze further and more consistently the period-to-period financial performance of its core business operations. Management believes that although it is important for investors to understand GAAP measures, providing investors with these non-GAAP measures gives them additional important information to enable them to assess, in a way management assesses, the Company’s current and future continuing operations. These non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies.

Conference Call

NuVasive will hold a conference call today at 5:30 p.m. ET / 2:30 p.m. PT to discuss the results. The dial-in numbers are (877) 407-4018 for domestic callers, and (201) 689-8471 for international. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.nuvasive.com.

After the live Web cast, the call will remain available on NuVasive’s Web site, www.nuvasive.com, through November 24, 2005. In addition, a telephonic replay of the call will be available until November 17, 2005. The replay dial-in numbers are (877) 660-6853 for domestic callers and (201) 612-7415 for international callers. Please use account number 3055 and conference ID number 172798.

About NuVasive

NuVasive is a medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. The Company’s product portfolio is focused on applications in the over $2 billion U.S. spine fusion market. The Company’s current principal product offering includes a minimally disruptive surgical platform called Maximum Access Surgery, or MAS™, as well as classic fusion implants.

The MAS platform offers advantages for both patients and surgeons such as reduced surgery and hospitalization time and faster recovery. MAS combines three categories of current product offerings—NeuroVision, a proprietary software-driven nerve avoidance system; MaXcess, a unique split-blade design retraction system; and specialized implants, like SpheRx and CoRoent—that collectively minimize soft tissue disruption during spine surgery while allowing maximum visualization and surgical reproducibility. NuVasive’s classic fusion portfolio is comprised predominantly of proprietary saline packaged bone allografts and internal fixation products. NuVasive also has a robust R&D pipeline emphasizing both MAS and motion preservation products such as Total Disc Replacement (TDR).

NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the risk that NuVasive’s revenue projections may turn out to be incorrect because of unanticipated difficulty in selling products; the uncertain process of seeking regulatory approval or clearance for NuVasive’s products such as the NeoDisc, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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NUVASIVE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands)

	September 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$9,016	$8,560
Short-term investments	16,010	50,593
Accounts receivable, net	9,461	6,770
Inventory, net	13,353	5,249
Prepaid expenses and other current assets	1,359	826

Total current assets	49,199	71,998
Property and equipment, net	16,203	8,725
Intangible assets, net	9,029	—
Other assets	18	29

Total Assets	$74,449	$80,752

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$7,424	$6,207
Accrued payroll and related expenses	4,321	3,135

Total current liabilities	11,745	9,342
Long-term liabilities	1,660	13
Stockholders equity:
Common stock	25	24
Additional paid-in capital	167,428	153,323
Deferred compensation	(1,759)	(3,441)
Accumulated other comprehensive loss	(43)	(43)
Accumulated deficit	(104,607)	(78,466)

Total stockholders’ equity	61,044	71,397

Total liabilities and stockholders’ equity	$74,449	$80,752

NUVASIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share data)

	Three Months Ended September 30, 2005				Three Months Ended September 30, 2004
	GAAP Basis	Adjustments		Non-GAAP Basis	GAAP Basis	Adjustments		Non-GAAP Basis
Revenues:
MAS	$11,664	$—		$11,664	$8,042	$—		$8,042
Classic Fusion	3,470	—		3,470	2,142	—		2,142

Total revenues	15,134	—		15,134	10,184	—		10,184
Cost of goods sold	3,302	(77	) D	3,225	2,624	—		2,624

Gross profit	11,832	77		11,909	7,560	—		7,560
Operating expenses:
Research and development	2,898	—		2,898	1,677	—		1,677
Sales and marketing	9,962	—		9,962	5,105	—		5,105
General and administrative	4,204	(130	) F	4,074	2,508	—		2,508
Stock-based compensation	611	(611	) A	—	1,275	(1,275	) A	—
In-process research and development	12,897	(12,897	) E	—	—	—		—

Total operating expenses	30,572	(13,638)		16,934	10,565	(1,275)		9,290
Interest income (expense), net	264	—		264	249	—		249
Other expense, net	—	—		—	—	—		—

Net loss	$(18,476)	$13,715		$(4,761)	$(2,756)	$1,275		$(1,481)

Historical net loss per share:
Basic and diluted	$(0.74)			$(0.19)	$(0.12)			$(0.06)

Weighted average shares- basic and diluted	24,940			24,940	23,494			23,494

A -	Elimination of non-cash stock-based compensation.

B -	Write-off of investments in fixed assets and inventory related to the initial alpha/beta testing of the Company’s own cervical plate under development. These were written-off in connection with the acquisition of cervical plate technology from RSB Spine.

C -	Due diligence costs associated with an abandoned technology acquisition and legal costs that are not expected to be ongoing and that management has determined should not be considered in evaluating the continuing operations of the Company.

D -	Amortization of the increase in the fair value on the date of acquisition of inventory acquired from RSB Spine.

E -	In-process research and development expense resulting from the Pearsalls asset acquisition.

F -	Amortization of purchased technology assets.

NUVASIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share data)

	Nine Months Ended September 30, 2005				Nine Months Ended September 30, 2004
	GAAP Basis	Adjustments		Non-GAAP Basis	GAAP Basis	Adjustments		Non-GAAP Basis
Revenues:
MAS	$34,144	$—		$34,144	$19,017	$—		$19,017
Classic Fusion	9,090	—		9,090	7,564	—		7,564

Total revenues	43,234	—		43,234	26,581	—		26,581
Cost of goods sold	9,107	(574	) B/D	8,533	7,309	—		7,309

Gross profit	34,127	574		34,701	19,272	—		19,272
Operating expenses:
Research and development	7,511	—		7,511	4,855	—		4,855
Sales and marketing	26,382	—		26,382	13,906	—		13,906
General and administrative	11,972	(537	) C/F	11,435	6,874	—		6,874
Stock-based compensation	2,455	(2,455	) A	—	5,244	(5,244	) A	—
In-process research and development	12,897	(12,897	) E	—	—	—		—

Total operating expenses	61,217	(15,889)		45,328	30,879	(5,244)		25,635
Interest income (expense), net	949	—		949	170	—		170
Other expense, net	—	—		—	(12)	—		(12)

Net loss	$(26,141)	$16,463		$(9,678)	$(11,449)	$5,244		$(6,205)

Historical net loss per share:
Basic and diluted	$(1.08)			$(0.40)	$(0.89)			$(0.48)

Weighted average shares- basic and diluted	24,263			24,263	12,859			12,859

A -	Elimination of non-cash stock-based compensation.

B -	Write-off of investments in fixed assets and inventory related to the initial alpha/beta testing of the Company’s own cervical plate under development. These were written-off in connection with the acquisition of cervical plate technology from RSB Spine.

C -	Due diligence costs associated with an abandoned technology acquisition and legal costs that are not expected to be ongoing and that management has determined should not be considered in evaluating the continuing operations of the Company.

D -	Amortization of the increase in the fair value on the date of acquisition of inventory acquired from RSB Spine.

E -	In-process research and development expense resulting from the Pearsalls asset acquisition.

F -	Amortization of purchased technology assets.

NUVASIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	Q105	Q205	Q305	YTD
Net loss	$(3,555)	$(4,110)	$(18,476)	$(26,141)
Add back Non-Cash Expenses
Depreciation and amortization	681	874	1,086	2,641
Write-off of cervical plate inventory	—	497	—	497
In-process research and development	—	—	12,897	12,897
Stock-based compensation	939	905	611	2,455
Other non-cash adjustments	198	(64)	773	907
Changes in operating assets and liabilities:		—	—
Accounts receivable	(1,251)	(1,050)	(730)	(3,031)
Inventory	(971)	(2,815)	(4,464)	(8,250)
Other current and long term assets	(9)	(509)	297	(221)
Accounts payable and accrued liabilities	2,215	(776)	(1,408)	31
Accrued payroll and related expenses	(670)	1,140	691	1,161

Net cash used in operating activities	(2,423)	(5,908)	(8,723)	(17,054)

Investing activities:
Cash paid for business combinations	—	(3,800)	(5,000)	(8,800)
Purchases of property and equipment	(4,252)	(2,679)	(2,391)	(9,322)
(Purchases) Sales of short-term investments, net	14,389	597	19,597	34,583

Net cash provided by (used in) investing activities	10,137	(5,882)	12,206	16,461

Financing activities:
Payment of capital leases	(1)	(17)	—	(18)
Issuance of common stock	98	609	360	1,067

Net cash provided by financing activities	97	592	360	1,049

Increase (decrease) in cash and cash equivalents	7,811	(11,198)	3,843	456
Cash and cash equivalents at beginning of period	8,560	16,371	5,173	8,560

Cash and cash equivalents at end of period	$16,371	$5,173	$9,016	$9,016